Attachment C

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned ("Buyer") hereby jointly and severally promises to pay to the order of Nancy Esteban / Loyalty Staffing ("Lender") the sum of $400,000.00 (Four Hundred Thousand U.S. Dollars) Payment terms as follows: A 30-month payout with a payment of $75,000.00 (Seventy Five Thousand U.S. Dollars) every six (6) months (4 payments). A 5th and final payment at 30 Months of $100,000.00 (One Hundred Thousand US Dollars) from the Closing Date of the Asset Purchase Agreement between First Rate Staffing Corporation ("Buyer") and Nancy Esteban Loyalty Staffing Services ("Seller") dated February 11, 2014.

The Lender will have the option of converting all or part of the sum of $400,000.00 (Four Hundred Thousand U.S. Dollars) into Buyer's common stock at the then prevailing trade price of the stock at the closing of the transaction. Lender must give Buyer 5 days' written notice of the amount Lender desires to convert prior to the payment of each of the two installments listed above.

. All payments under this note shall be made to such address as may from time to time be designated by the Lender or any holder hereof.

This note shall at the option of the holder hereof be immediately due and payable with all amounts owed hereunder immediately accelerating and becoming due upon the occurrence of any of the following:

1. Failure to make the first payment due hereunder within 45 days of its due date.

2. Breach of any condition of the Asset Purchase Agreement.

3. Upon the dissolution, insolvency, or liquidation of the business of Buyer.

4. Upon the filing by the Buyer of an assignment for the benefit of creditors, bankruptcy, or for relief under any provisions of the Bankruptcy Code.

5. Any other breach of any material condition or term of this note.

6. The discovery of any act of fraud or material misrepresentation by the Buyer or Seller relating to this Agreement. This note will be considered null and void with no further payments due if the note Holder (Seller) is discovered to have committed any act of fraud or material misrepresentation in the Asset Purchase Agreement that is a part of this promissory note.

In addition the Note Holder (Lender) agrees In the event the Buyer is required to pay, after the Closing, any valid lien, debt, or expense incurred by the Seller prior to the Closing Date, the Buyer shall have the right to offset any such lien, debt, or expense actually paid by the Buyer, which is the valid and legal obligation of the Seller, against any payment owed to the Seller by the Buyer; provided, however, that documentation of such payment and offset shall be provided by the Buyer to the Lender (Seller) in connection with any such offset.

Holder (Lender) agrees to reduce future payments by 5% and return 2.5% of the common stock (issued in the

Asset Purchase Agreement) for a loss in annual revenues of $1,500,000.00 generated by the loss of a Client or Clients listed in the Asset Purchase Agreement within twelve (12) months from the Closing Date under the Asset Purchase Agreement. For example, if a client(s) is lost that generates $1,500,000.00 in annualized revenue. The computation would be as follows; the annualized figure of $1,500,000.00 would be multiplied by 5% equaling a deduction of $75,000.00 from the amount owed in the promissory note. The seller would also agree to return 2.5% (2.5% multiplied by $1,500,000.00) 37,500 shares of First Rate Staffing Corporation common stock.

In the event this note shall be in default, and placed with an attorney or collection agency for collection, then the Buyer agrees to pay all reasonable attorney fees and costs of collection if the Seller prevails.

Buyer agrees to remain fully bound hereunder until this note shall be fully paid and waive demand, presentment, and protest, and all notices thereto and further agree to remain bound, notwithstanding any extension, modification, waiver, or other indulgence by any holder or upon the discharge or release of any obligor hereunder or to this note

No modification of this note shall be valid unless in writing. Any written and subsequent modification or change of terms granted by any holder hereof, shall be valid and binding upon each of the undersigned. This note shall take effect as a sealed instrument and shall be construed, governed, and enforced in accordance with the laws of the State of California

AGREED AND ACCEPTED:

Date: February 11, 2014

Buyer: First Rate Staffing Services Corporation

Signature: ____________________

Name: Cliff Blake

Title: CEO

Address: 12150 Bloomfield Ave, Unit B Santa Fe Springs, CA 90670

Holder (Seller) Nancy Esteban /Loyalty Staffing

Signature: ____________________

Name: Nancy Esteban

Title: President

Address: 22410 Hawthorne Blvd, Suite 4, Torrance California 90505

PERSONAL GUARANTEE

I Cliff Blake of First Rate Staffing Corporation (hereinafter Guarantor), do hereby personally guarantee the performance of the monetary amount of this agreement $500,000.00 (Five Hundred Thousand U.S. Dollars) with regard to this agreement (hereinafter Agreement) by and between First Rate Staffing Corporation and Nancy Esteban Loyalty Staffing. .

In the event that First Rate Staffing Corporation fails to make the payments totaling $500,000.00 to Nancy Esteban of Loyalty Staffing, or fails to perform in any manner with regard to said Agreement between the two entities, the Guarantor does hereby promise to make all payments to Nancy Esteban in the same manner as if they were the principals of said Agreement.

IN WITNESS WHEREOF, this personal guaranty is entered into this day of February 11, 2014

______________________________ 02/11/2014

Cliff Blake Date

______________________________ 02/11/2014

Nancy Esteban Date